Exhibit 10.24.2

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “First Amendment”) is made and entered into this 17 day of March, 2016, by and among Global Water Resources, Inc., a Delaware corporation and Sonoran Utility Services, L.L.C., an Arizona limited liability company (“Sonoran”).

WITNESSETH:

WHEREAS, Global Water Resources, LLC and Sonoran entered into that certain PURCHASE AND SALE AGREEMENT, dated June 15, 2005 (the “Agreement”), by which Global Water Resources, LLC agreed to purchase and Sonoran agreed to sell the Assets of Sonoran on the terms and conditions set forth therein;

WHEREAS, on December 29, 2010, Global Water Resources, LLC merged with and into Global Water Resources, Inc., a Delaware corporation (“GWR”) with GWR surviving the merger; and

WHEREAS, GWR and Sonoran wish to amend certain provisions of the Agreement and terminate any remaining payment obligations pursuant to the Agreement or otherwise.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

Section 1. Article 1 of the Agreement is hereby amended to add the following definition:

Refinancing Transaction: means the refinancing by GWR of all of its tax-exempt bonds issued through The Industrial Development Authority of the County of Pima.

Section 2. Article 2 of the Agreement is hereby amended to add the following:

2.3.2.2 Prepayment of Additional Purchase Consideration. Notwithstanding Section 2.3.2, Section 2.3.2.1 and Section 2.3.3 of the Agreement, if GWR completes the Refinancing Transaction on or prior to December 31, 2016, GWR shall, within ten (10) days following completion of the Refinancing Transaction, pay Sonoran Two Million Eight Hundred Thousand Dollars ($2,800,000). Only if said payment is received by Sonoran within said ten (10) day period, said amount shall be in full satisfaction of all payments which are now or may ever be due to Sonoran or its affiliates pursuant to Section 2.3.2, Section 2.3.2.1, and Section 2.3.3. However, for clarification, Section 2.3.4 will remain in effect.

Section 3. Section 2.3.3 of the Agreement is hereby deleted in its entirety.

Section 4. Section 2.3.4 of the Agreement is hereby amended to add the following at the end thereof:

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Notwithstanding any other term, provision, or condition of this Agreement, including, without limitation, Section 8.9 below, the additional compensation and other rights and benefits set forth in this Section may be assigned, conveyed, and otherwise transferred to the grantees of Seller and its Affiliates of all lands owned thereby in the Limited Subject Territories.

Section 5. Article 8 of the Agreement is hereby amended to add the following:

8.17 Disclosure of this Agreement. Sonoran agrees, notwithstanding any other provision of this Agreement or any other agreement by or between the parties, that GWR shall have the right to disclose this Agreement and any amendments to the Agreement as exhibits to, or otherwise in connection with, any filings with the Securities and Exchange Commission or other regulatory agencies.

Section 6. Payment of the amount referenced in Section 2.3.2.2 of the Agreement shall constitute full and complete satisfaction of all amounts which are now or may ever be due from GWR or its affiliates to Sonoran or its affiliates pursuant to the Agreement or any related commitment, amendment or side-agreement. However, for clarification, Section 2.3.4 and Articles 3, 4, 6, 7 and 8 of the Agreement will remain in effect in accordance with their terms, as modified by this First Amendment.

Section 7. Except as otherwise amended by this First Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Any reference in the Agreement or this First Amendment to the Agreement shall mean the Agreement, as amended by this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first set forth above.

GLOBAL WATER RESOURCES, INC.

/s/ Ron Fleming
By:	Ron Fleming
Title:	President

SONORAN UTILITY SERVICES, L.L.C.

/s/ Brandon D. Wolfswinkel
By:	Brandon D. Wolfswinkel
Title:	Manager

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